Exhibit 99.1

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W. P. Carey Inc. Announces Election of Peter J. Farrell to Board of Directors

New York, NY- June 22, 2016 - W. P. Carey Inc. (NYSE:WPC), a leading internally-managed net lease REIT specializing in corporate sale-leaseback and build-to-suit financing solutions for companies worldwide, announced today that Peter J. Farrell has been elected a director of the Company. Mr. Farrell is a Partner and Co-founder of CityInterests, LLC and PADC Realty Investors LLC (PADC), both Washington, DC real estate development and investment companies. Prior to founding PADC, Mr. Farrell was President and Chief Operating Officer of Medical Office Properties Inc., a REIT focused on healthcare related real estate assets.

Before joining Medical Office Properties, Mr. Farrell served in various positions at Legg Mason Wood Walker. During his tenure, he served as Vice President of Legg Mason Wood Walker and Managing Director of Legg Mason Realty Advisors, where he was an investment banker overseeing both private and public real estate companies’ efforts to raise private equity in foreign and domestic markets and also advised on debt placements. Prior to joining Legg Mason, Mr. Farrell spent 13 years in commercial real estate leasing and sales at Shannon and Luchs Company and Cassidy and Pinkard Inc. in Washington, DC.

During 2004 and 2005, Mr. Farrell served as Director of CRT Properties Inc. and was a member of the Investment, Compensation and Governance Committees. The NYSE-listed REIT was sold and merged into DRA Advisors in 2005. A graduate of Georgetown University, Mr. Farrell serves on boards of several educational institutions and philanthropic organizations.

Commenting on the election of Mr. Farrell, W. P. Carey’s Chief Executive Officer, Mark DeCesaris, noted, “Peter brings to the board a range of experience in real estate investment, finance, leasing and development as well as public, private and international fund raising. His broad industry exposure and diverse skill set, along with his operating and board experience in the REIT industry, will add a valuable perspective to our board and provide a significant source of industry knowledge and expertise to our Audit and Finance and Strategic Planning Committees. We look forward to having Peter as a director of W. P. Carey Inc.”

W. P. Carey Inc.
W. P. Carey Inc. is a leading internally-managed net lease REIT that provides long-term sale-leaseback and build-to-suit financing solutions for companies worldwide. At March 31, 2016, the Company had an enterprise value of approximately $10.8 billion. In addition to its owned portfolio of diversified global real estate, W. P. Carey manages a series of non-traded publicly registered investment programs with assets under management of approximately $11.6 billion. Its corporate finance-focused credit and real estate underwriting process is a constant that has been successfully leveraged across a wide variety of industries and property types. Furthermore, its portfolio of long-term leases with creditworthy tenants has an established history of generating stable cash flows, enabling it to deliver consistent and rising dividend income to investors for over four decades.